Exhibit 99.2
[OBJECT OMITTED]
TENERA, Inc.
100 Bush Street, Suite 850
San Francisco, CA 94104

                     TENERA Closes Sale of e-Learning Assets

For Immediate Release
Thursday, June 05, 2003

Contact: Jeffrey Hazarian, Executive Vice President and Chief Financial Officer James Robison, Controller and Treasurer
          (415) 445-3200


SAN FRANCISCO, CALIFORNIA-- As previously announced, management of TENERA, Inc. (AMEX: TNR; the "Company") has undertaken efforts to either sell or dispose of its operating segments as quickly as possible this year or permit its operating units to dispose of their assets. The Company then reported its transfer in March 2003 of the ownership and operations of TENERA Energy, LLC, part of the Professional and Technical Services segment, to the former employees of that subsidiary. Today, the Company announced the closing the sale of all of the assets of the e-Learning business of its subsidiary, GoTrain Corp ("GoTrain"). SkillSoft Corporation., a Delaware subsidiary of SkillSoft PLC, (NASDAQ: SKIL) acquired the assets for approximately $5 million in cash.

         Management anticipates that the net cash proceeds from the sale will be used to fund acquisition escrow requirements, complete course work obligations to the acquirer, pay the transaction-related taxes, retire the indebtedness of approximately $1.6 million owed to GoTrain Debenture holders, meet the obligations of the Company's other creditors, and offset costs associated with the disposition plan underway. There is no assurance that any portion of the cash received from the sale of assets of GoTrain or any of the Company's other businesses will be available for distribution to TENERA's shareholders

         The Company continues to operate its remaining subsidiary TENERA Rocky Flats, LLC. However, as previously announced the Company is reviewing various disposition alternatives for that subsidiary.

         Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include plan to dispose of operating segments, economic slowdown, uncertainty of access to capital, reliance on major customers, history of losses, uncertainty of future profitability, competition, reliance on key personnel, uncertainty regarding industry trends and customer demand, and risk of government contracts audits. Additional risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K filed on April 15, 2003.

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